Meridian Interstate Bancorp, Inc., Reports Results for the Three and Six Months Ended June 30, 2009

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
July 29, 2009

Boston, Massachusetts - Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $962,000 or $.04 per share (basic and diluted), for the quarter ended June 30, 2009, compared to a net loss of $2.2 million, or $.10 per share (basic and diluted) for the quarter ended June 30, 2008.  The Company recorded a net loss of $146,000 or $.01 per share (basic and diluted), and $2.5 million for the six months ended June 30, 2009 and 2008, respectively. Earnings per share information is not applicable for the six months ended June 30, 2008, as shares were not outstanding for the entire period.

Net interest income after provision for loan losses for the quarter ended June 30, 2009 was $7.9 million, an increase of $4.2 million, or 112.7%, from $3.7 million for the quarter ended June 30, 2008.  For the six months ended June 30, 2009, net interest income after provision for loan losses was $15.0 million, an increase of $5.6 million, or 59.3% over the comparable 2008 period.

Notable items in 2009 include the following:

•	Total loans increased by $58.4 million, or 8.2% from December 31, 2008.
•	Deposits increased by $116.9 million, or 14.7% from December 31, 2008.
•	The net interest margin improved for the fifth consecutive quarter, increasing from 3.04% for the quarter ended March 31, 2009 to 3.18% for the quarter ended June 30, 2009.
•
Deposit insurance expense increased to $830,000 for the three months ended June 30, 2009, from $188,000 for the comparable 2008 period, as the FDIC made a special insurance assessment to replenish the Deposit Insurance Fund.

•	The Company continues to exceed all requirements for well-capitalized regulatory ratios.
•
The Company announced the signing of a definitive merger agreement to acquire Mt. Washington Bank (“Mt. Washington”), which operates seven offices in Suffolk County, Massachusetts.  Mt. Washington’s approximately $373 million in deposits in Suffolk County will increase East Boston Savings Bank’s market share ranking from 9th to 5th in the county.  The transaction is subject to regulatory approval.

Richard J. Gavegnano, Chairman and Chief Executive Officer of the Company, noted that, “The Bank continues to see great opportunities in lending and healthy growth in deposits.  Yields on new loans remain stable, and the Bank’s cost of funds has decreased sharply, enhancing net interest income.  In addition, the pipeline for residential and commercial loans remains strong.   Our capital position is a source of stability for the Bank and provides us the ability to capture relationships from customers disaffected by larger institutions.  Also, as a member of the Depositors Insurance Fund, we offer our customers peace of mind with full deposit protection above FDIC limits.”

Gavegnano added, “The Company’s most important assets are our capital position and our employees, which provide us the foundation to plan and execute a growth strategy in the coming years.    We are very excited about the recently announced merger with Mt. Washington Bank, and we welcome all of the Mt. Washington employees.  The Mt. Washington transaction will significantly enhance our visibility in Suffolk County, which we intend to build on by making a bold statement with a new marketing campaign.”

Net Interest Income

•	Net interest income for the quarter ended June 30, 2009 was $8.5 million, an increase of $2.6 million, or 43.3%, from the quarter ended June 30, 2008.
•
Interest and fees on loans increased from $9.3 million to $11.0 million, or 18.3%, as a result of higher average loan balances, which increased from $604.2 million to $757.1 million for the quarters ended June 30, 2008 and 2009, respectively.

•
Interest expense on deposits decreased by $1.5 million, or 23.2%, from $6.4 million to $4.9 million, as the average cost of deposits decreased from 3.42% to 2.40% for the quarters ended June 30, 2008 and 2009, respectively.

•
For the six months ended June 30, 2009, net interest income increased by $4.4 million, or 37.2%, to $16.1 million.  The Company incurred lower interest expense on deposits, which decreased by $3.1 million, or 23.5%, from $13.3 million to $10.2 million.

•
The Company continues to utilize funds received from its 2008 public offering and from deposit inflows to invest in new loan originations.  The average balance of other interest earning assets, which includes federal funds sold, decreased by $91.4 million, or 77.7% for the six months ended June 30, 2009, while average loan balances increased by $156.6 million, or 26.7%

Non-interest Income

•	Non-interest income was $1.0 million for the quarters ended June 30, 2009 and 2008.
•
The Company recorded $116,000 in gains on sale of mortgage loans during the second quarter of 2009, compared to $8,000 in the 2008 comparable quarter, as saleable residential loan origination volume has increased in 2009 due to lower rates.

•
Non-interest income for the six-months ended June 30, 2009 was $2.1 million, compared to $4.2 million for the six-months ended June 30, 2008.  The Company recorded a loss on securities determined to be other than temporarily impaired of $373,000 in 2009, compared to a net gain on sale of securities of $2.3 million in 2008.

Non-interest Expense

•	Non-interest expenses decreased $792,000, or 9.3%, from $8.5 million to $7.7 million for the quarters ended June 30, 2008, and 2009, respectively.
•
Salaries and benefits expense decreased $1.7 million, or 28.8% for the quarter ended June 30, 2009.  In the second quarter of 2008, the Company recorded a $1.5 million pre-tax charge related to the retirement of the Bank’s former President.

•	Professional service fees decreased $207,000, or 33.2% primarily as a result of reduced expenses related to the settlement of employee benefit matters.
•
Deposit insurance expense increased by $642,000, to $830,000 for the three months ended June 30, 2009 compared to the comparable 2008 period, due to deposit growth and a special assessment levied on all FDIC insured institutions.

•	Non-interest expense was $17.4 million and $17.8 million for the six months ended June 30, 2009 and 2008, respectively.
•
Salary and employee benefit expenses increased $631,000, or 6.4%, to $10.4 million, for the six months ended June 30, 2009, as a result of expenses relating to the Company’s equity incentive plan and benefit expenses incurred for retiring executives.

•	In the first quarter of 2008, the Company made a pre-tax $3.0 million contribution to the Company’s charitable foundation in conjunction with its stock offering.
•	Foreclosed real estate expense increased to $478,000 from $38,000, due to higher levels of foreclosed real estate holdings during 2009.

Securities

•
Securities available for sale increased by $49.1 million, or 19.5%, from December 31, 2008, as the Company invested excess cash in money market mutual funds and debt securities as an alternative to lower-yielding federal funds sold.

Loans

•	Loan demand remained strong in 2009, with increases in all real estate loan types at June 30, 2009 compared to December 31, 2008.

•
Multi-family loans increased by $17.2 million, or 55.0%, while the commercial real estate and construction loan portfolios increased by $20.1 million, or 7.4%, and $11.0 million, or 12.0%, respectively.  The increase in construction loans included two hospital-affiliated medical facilities totaling $14.5 million and a $5.7 million build-to-suit industrial building that are expected to be completed and transferred to the commercial real estate portfolio by the end of year.

Credit Quality

•
The allowance for loan losses was $8.1 million, or 1.05% of total loans outstanding as of June 30, 2009, as compared to $6.9 million, or 0.97% of total loans outstanding as of December 31, 2008.   The increase in the balance of the allowance for loan losses is due to growth in the loan portfolio and management’s ongoing analysis of loan loss factors.

•
The percentage of non-performing assets to total assets was 1.70% at June 30, 2009, compared to 1.58% at December 31, 2008.  Non-performing assets, which totaled $20.1 million at June 30, 2009, included foreclosed real estate of $3.0 million, $11.7 million of construction loans, $4.2 million of residential mortgage loans, and $1.2 million of other loans.

•	Mr. Gavegnano noted that, “The Bank has experienced positive signs of purchase activity in residential construction projects. We continue to work diligently on the lending real estate portfolio.”

Provision for Loan Losses

•
The Company’s loan loss provision was $568,000 and $1.1 million for the quarter and six months ended June 30, 2009, compared to $2.2 million and $2.3 million for the same periods in 2008.  The decrease was due primarily to lower specific reserves recorded on impaired loans.  The provision expense for the second quarter of 2008 included $1.7 million of specific reserves for two impaired loans.

•	The provision for loan losses in the second quarter of 2009 also benefited from a $250,000 recovery of a loan previously charged-off in 2008.

Deposits
•
Deposits increased by $116.9 million, or 14.7%, from December 31, 2008, with increases in all deposit types.  In 2009, marketing efforts emphasized the safety provided by the Bank’s full deposit insurance coverage and the range of our products, which provide customers an alternative to larger competitors.

•
Money market deposits increased by $80.8 million, or 46.7%, to $253.6 million at June 30, 2009.  Certificates of deposit also increased by $20.1 million, or 4.9%, to $434.1 million.  The Company successfully established an online deposit account-opening website during the second quarter, which contributed to the increase in money market account balances.

Equity

•
Stockholders’ equity increased from $189.8 million as of December 31, 2008 to $192.8 million as of June 30, 2009.  A reduction in the level of accumulated other comprehensive loss from $6.2 million to $255,000, due to improved market pricing on the securities portfolio, contributed to the increase.

•
The Company also commenced a stock buy-back program in the current quarter.  Mr. Gavegnano added, “The buy-back program provides us an opportunity to deploy excess funds, and is one of the capital management tools that we expect to be able to utilize in the future as a result of continued strong capital levels.”

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,”  “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties.  Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission.  Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC.
Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(Dollars in thousands)	2009	2008
ASSETS
Cash and due from banks	$11,090	$10,354
Federal funds sold	24,799	9,911
Total cash and cash equivalents	35,889	20,265
Certificates of deposit - affiliate bank	2,000	7,000
Securities available for sale, at fair value	301,675	252,529
Federal Home Loan Bank stock, at cost	4,394	4,303

Loans held for sale	5,911	-
Loans	769,445	711,016
Less allowance for loan losses	(8,120)	(6,912)
Loans, net	761,325	704,104
Bank-owned life insurance	23,285	22,831
Investment in affiliate bank	10,351	10,376
Premises and equipment, net	23,512	22,710
Accrued interest receivable	6,189	6,036
Foreclosed real estate, net	3,050	2,604
Deferred tax asset, net	6,216	10,057
Other assets	1,395	2,537
Total assets	$1,185,192	$1,065,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing	$63,241	$55,216
Interest-bearing	850,538	741,636
Total deposits	913,779	796,852

Short-term borrowings	5,803	7,811
Long-term debt	57,200	57,675
Accrued expenses and other liabilities	15,657	13,174
Total liabilities	992,439	875,512

Stockholders' equity:
Common stock, no par value 50,000,000 shares authorized;
23,000,000 shares issued; 22,357,549 and 22,750,000 shares
outstanding at June 30, 2009 and December 31, 2008, respectively	-	-
Additional paid-in capital	100,842	100,684
Retained earnings	105,280	105,426
Accumulated other comprehensive loss	(255)	(6,205)
Treasury stock	(1,971)	-
Unearned compensation - ESOP, 765,900 and 786,600 shares
at June 30, 2009 and December 31, 2008, respectively	(7,659)	(7,866)
Unearned compensation - restricted shares - 414,000
and 250,000 shares at June 30, 2009 and
December 31 2008, respectively	(3,484)	(2,199)
Total stockholders' equity	192,753	189,840
Total liabilities and stockholders' equity	$1,185,192	$1,065,352

MERIDIAN INTERSTATE BANCORP, INC.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Interest and dividend income:
Interest and fees on loans	$11,046	$9,334	$21,691	$18,517
Interest on debt securities	2,554	2,633	5,009	5,245
Dividends on equity securities	299	434	592	691
Interest on certificates of deposit	14	30	56	38
Interest on federal funds sold	6	478	18	1,541
Total interest and dividend income	13,919	12,909	27,366	26,032

Interest expense:
Interest on deposits	4,938	6,426	10,201	13,337
Interest on short-term borrowings	7	53	42	115
Interest on long-term debt	502	517	999	829
Total interest expense	5,447	6,996	11,242	14,281

Net interest income	8,472	5,913	16,124	11,751
Provision for loan losses	568	2,197	1,114	2,328
Net interest income, after provision
for loan losses	7,904	3,716	15,010	9,423

Non-interest income:
Customer service fees	799	697	1,496	1,355
Loan fees	127	154	277	370
Gain on sales of loans, net	116	8	299	27
Gain (loss) on securities, net	(249)	47	(373)	2,313
Income from bank-owned life insurance	240	230	454	415
Equity income (loss) on investment in affiliate bank	2	(86)	(25)	(254)
Total non-interest income	1,035	1,050	2,128	4,226

Non-interest expenses:
Salaries and employee benefits	4,101	5,762	10,415	9,784
Occupancy and equipment	697	699	1,561	1,479
Data processing	474	406	912	793
Marketing and advertising	313	293	547	539
Professional services	416	623	1,068	967
Contribution to the Meridian
Charitable Foundation	-	-	-	3,000
Foreclosed real estate expense	223	14	478	38
Deposit insurance	830	188	1,140	210
Other general and administrative	630	491	1,240	978
Total non-interest expenses	7,684	8,476	17,361	17,788

Income (loss) before income taxes	1,255	(3,710)	(223)	(4,139)

Provision (benefit) for income taxes	293	(1,494)	(77)	(1,602)

Net income (loss)	$962	$(2,216)	$(146)	$(2,537)

Net income (loss) per share:
Basic	$0.04	$(0.10)	$(0.01)	N/A
Diluted	$0.04	$(0.10)	$(0.01)	N/A

Weighted Average Shares:
Basic	21,834,988	22,185,914	21,801,781	N/A
Diluted	22,024,179	22,185,914	21,991,924	N/A

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For The Three Months Ended June 30,
	2009			2008
(Dollars in thousands)	Average Balance	Interest Earned/Paid	Yield/ Cost (4)	Average Balance	Interest Earned/Paid	Yield/ Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$757,131	$11,046	5.85%	$604,227	$9,334	6.21%
Securities and certificates of deposit	290,433	2,867	3.96	310,094	3,097	4.02
Other interest-earning assets	22,125	6	0.11	96,801	478	1.99
Total interest-earning assets	1,069,689	13,919	5.22	1,011,122	12,909	5.13

Noninterest-earning assets	82,769			76,288
Total assets	$1,152,458			$1,087,410

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$37,913	37	0.39%	$39,530	79	0.80%
Money market deposits	226,777	1,074	1.90	143,566	885	2.48
Savings and other deposits	128,148	293	0.92	123,801	351	1.14
Certificates of deposit	432,899	3,534	3.27	448,618	5,111	4.58
Total interest-bearing deposits	825,737	4,938	2.40	755,515	6,426	3.42

FHLB advances and other borrowings	64,212	509	3.18	64,070	570	3.58

Total interest-bearing liabilities	889,949	5,447	2.45	819,585	6,996	3.43

Noninterest-bearing demand deposits	61,772			55,299
Other noninterest-bearing liabilities	10,853			9,647
Total liabilities	962,574			884,531

Total stockholders' equity	189,884			202,879
Total liabilities and stockholders' equity	$1,152,458			$1,087,410

Net interest income		$8,472			$5,913
Interest rate spread (2)			2.77%			1.70%
Net interest margin (3)			3.18%			2.35%
Average interest-earning assets to
average interest-bearing liabilities		120.20%			123.37%

(1) Loans on non-accrual status are included in average balances.

(2) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

(4) Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For The Six Months Ended June 30,
	2009			2008
(Dollars in thousands)	Average Balance	Interest Earned/Paid	Yield/ Cost (4)	Average Balance	Interest Earned/Paid	Yield/ Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$742,085	$21,691	5.89%	$585,481	$18,517	6.36%
Securities and certificates of deposit	272,016	5,657	4.19	285,088	5,974	4.21
Other interest-earning assets	26,220	18	0.14	117,636	1,541	2.63
Total interest-earning assets	1,040,321	27,366	5.30	988,205	26,032	5.30

Noninterest-earning assets	83,764			75,438
Total assets	$1,124,085			$1,063,643

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$37,265	83	0.45%	$37,225	147	0.79%
Money market deposits	205,108	2,101	2.07	141,844	2,038	2.89
Savings and other deposits	125,584	595	0.96	132,122	746	1.14
Certificates of deposit	430,232	7,422	3.48	447,243	10,406	4.68
Total interest-bearing deposits	798,189	10,201	2.58	758,434	13,337	3.54

FHLB advances and other borrowings	65,973	1,041	3.18	49,992	944	3.80

Total interest-bearing liabilities	864,162	11,242	2.62	808,426	14,281	3.55

Noninterest-bearing demand deposits	60,247			53,550
Other noninterest-bearing liabilities	9,979			9,215
Total liabilities	934,388			871,191

Total stockholders' equity	189,697			192,452
Total liabilities and stockholders' equity	$1,124,085			$1,063,643

Net interest income		$16,124			$11,751
Interest rate spread (2)			2.68%			1.75%
Net interest margin (3)			3.13%			2.39%
Average interest-earning assets to average interest-bearing liabilities		120.38%			122.24%

(1) Loans on non-accrual status are included in average balances.

(2) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

(4) Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Financial Ratios
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008		2009		2008
Key Performance Ratios
Return on average assets (4)	0.33%	(0.82	) %	(0.03	) %	(0.48	) %
Return on average equity (4)	2.03	(4.37)		(0.15)		(2.64)
Interest rate spread (1) (4)	2.77	1.70		2.68		1.75
Net interest margin (2) (4)	3.18	2.35		3.13		2.39
Noninterest expense to average assets (4)	2.67	3.12		3.09		3.34
Efficiency ratio (3)	85.96	121.73		101.30		111.34
Average interest-earning assets to
average interest-bearing liabilities	120.20	123.37		120.38		122.24

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income plus non-interest income.

(4) Annualized.

	At	At	At
	June,	June,	December 31,
	2009	2008	2008
Asset Quality Ratios
Allowance for loan losses/total loans	1.05%	0.96%	0.97%
Allowance for loan losses/
nonperforming loans	47.61	78.64	48.57

Non-performing loans/total loans	2.21	1.22	2.00
Non-performing loans/total assets	1.44	0.70	1.34
Non-performing assets /total assets	1.70	0.70	1.58